Exhibit 99.1

[Manpower Logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel, CFO
Manpower Inc.
(414) 906-6305

Investors to Retain Substantially All of Manpower Inc. Zero-Coupon Convertible Debentures

MILWAUKEE, WI, USA, August 17, 2004 – Manpower Inc. (NYSE: MAN) today announced that substantially all of the holders of its Zero Coupon Convertible Debentures due 2021 elected not to exercise their right to require the Company to repurchase their Debentures, which right expired August 16, 2004 at 5:00 p.m. Only $123,000 of principal amount at maturity of the Debentures was tendered to the Company for repurchase, resulting in a payment by the Company of approximately $74,000. As a result of this repurchase, $435,244,000 of principal amount at maturity of the Debentures remains outstanding.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

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